Exhibit 99.1

            WEINER'S STORES, INC. FILES FOR CHAPTER 11 REORGANIZATION
                 WILL CLOSE STORES TO EXIT UNPROFITABLE MARKETS;
             NEW STORE DESIGNS, MERCHANDISING, LABELS TO BE UNVEILED

Houston, Texas (Business Wire)...October -16, 2000 - Weiner 's Stores, Inc. (OTCBB:WEIR) a 75 year old Houston-based family retailer today filed to reorganize under Chapter 11 of the federal bankruptcy code. The Company has experienced operating losses through the first half of fiscal 2000 fueled by significant declines in sales of nationally branded goods. These results contributed primarily to significant cash flow problems, an increasingly common event in the retail industry.

Raymond J. Miller, Chairman and Chief Executive Officer stated, "While we are disappointed that we had to seek the bankruptcy court's protection, our cash flow problems at the time we were purchasing inventory for the forthcoming holiday season made it necessary. The Company plans to seek Delaware bankruptcy court approval today for a $35.0 million debtor in possession revolving credit agreement. We are confident that the changes we are implementing and the strategic direction we have chosen will position Weiner's for many years."

The Company further announced that it will streamline its operations, closing 44 stores that were performing poorly or were located in unprofitable markets that the Company has chosen to exit. Approximately 1,100 employees ultimately will be affected by these closings. While store closing sales are starting immediately, the actual timing of each closing has not yet been determined. Half of the Company's markets will experience no store closings.

The Company will substantially redesign its merchandising and marketing in early 2001, transforming the neighborhood apparel specialty store to a more complete products-line store. The stores will provide high value through moderate pricing on first-quality and branded products for the entire family in under-served inner-city markets.

"The store closings are regrettable, but necessary to help us realize our strategic plans. These stores, while adding to the sales volume, were further eroding our cash flow. We can now shift our focus to the new Weiner's stores," said Mr. Miller.

"Weiner's will be the only first quality full product line store conveniently located in predominantly urban inner city markets. We expect this unique positioning to provide the Company the ability to profitably weather consumer buying fads and market shifts. Over the past few years, the Company has made significant progress in planned store initiatives, but we have been continually plagued by sluggish sales. While sales in some of our mainstay product lines, including jeans and branded athletic wear and shoes, have been soft, other new product lines have performed exceptionally well," Mr. Miller stated. "Sales of home products are up 60 percent this year and toys and electronics are up approximately 40 percent. Our customers are telling us what they want and the new Weiner' s product mix will meet their needs and expectations."

The Company will be ready to roll out its revamped stores after the holiday season. The stores will be redesigned to further enhance toys and electronics, small appliances, furniture, bed and bath shops, and housewares and home fashions.

In announcing the store closings, the Company reported that 16 stores in New Orleans, Baton Rouge and Shreveport areas will be closed, but expects its other Louisiana stores to remain open. All four stores in Little Rock, Arkansas will be closed. Texas store closings include, the Houston metropolitan area (12 of 43), Golden Triangle (all four), Northeast Texas (five of 13), Corpus Christi (two of five) and San Antonio (one of 10). No stores will be closed in Austin, Dallas/Ft. Worth, El Paso, the Rio Grande Valley or Southwest Texas. Stores in Mississippi and Alabama will also remain open.

After the store closings are complete the Company will operate 97 stores.

Weiner's is a convenient neighborhood family retailer that offers a complete assortment of branded products for value-conscious consumers. Currently, approximately 3,750 associates are employed at the 141 stores that are operated in Texas, Louisiana, Mississippi, Arkansas and Alabama.

This press release contains forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability of the Company and its competitors to predict fashion trends and customer preferences and achieve further market penetration and additional customers, consumer apparel buying patterns, adverse weather conditions, inventory risks due to shifts in market demand and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which such statement is based.

For Immediate Release

Contact:  Bruce E. Hicks
          Darcy Communications
          281/313-2200